October 3, 2005

Mr. Thomas Liguori

Re: Offer of Employment

Dear Tom:

This letter constitutes your offer of employment (the “Letter”) with Hypercom Corporation (the “Company”).

1.	Position with the Company. Upon the first day of your employment (“Date of Hire”), you will serve as Senior Vice President and Chief Financial Officer of the Company. You may be called upon to serve in other capacities from time-to-time during your tenure with the Company. You will faithfully and diligently perform all duties commensurate with these positions, including those duties directed by the Company’s Chief Executive Officer (“CEO”) to whom you will report directly. Your first day of employment will be October 31, 2005, or such other date as you and the Company shall mutually agree.

2.	Compensation. You will receive the following compensation for your services:

(a)	You will receive a minimum base salary of $300,000 per year, which may be increased, but not decreased, at the discretion of the Company (the “Base Salary”). The Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)	Your target annual bonus compensation shall be one hundred percent (100%) of your then-current Base Salary for each year during the term of your employment, if the Company achieves the annual Performance Goals as solely determined by the Board; provided that you may be entitled to receive annual bonus compensation in an aggregate amount up to one hundred and fifty percent (150%) of your then-current base salary for each year during the term of your employment if the Board deems it consistent with the achievement of the Performance Goals for such year. The Performance Goals, and the percentage of bonus compensation tied to each, will be specifically defined by the Board in its sole discretion, but will likely include some or all of the following: revenue growth, gross margin, earnings per share, market share growth and development of the organization (the “Performance Goals”). The determination as to whether the Company has achieved the Performance Goals will be made by the Board in its sole and reasonable discretion, and the bonus will be paid to you within five (5) business days following such determination.

(c)	Effective upon your execution of this Letter, the Board will grant to you an option for the purchase of 100,000 shares of common stock of the Company (the “Option”) pursuant to the Company’s Long-Term Incentive Plan with a per share exercise price equal to the closing market price of a share of common stock on the date of grant. The Option will vest in 1/3 increments on the first, second and third anniversaries of the date of grant.

(d)	Effective upon your execution of this Letter the Board will grant to you fifty thousand (50,000) shares of restricted common stock of the Company pursuant to the Long-Term Incentive Plan, restricted by achievement of the Performance Goals to be established by the Board for fiscal years 2006 and 2007, as follows: (i) fifty percent (50%) of the restricted common stock, or twenty-five thousand (25,000) shares of common stock, will vest based upon substantial achievement of 2006 Performance Goals as determined by the Board and (ii) the remaining fifty percent (50%) of the restricted common stock, or twenty-five thousand (25,000) shares of common stock, will vest based upon substantial achievement of 2007 Performance Goals as determined by the Board; provided, however, that if the Board, in its review of the Performance Goals, determines that you achieved a personal rating of one hundred percent (100%) or higher in either fiscal year 2006 or 2007, the entire fifty thousand (50,000) shares of restricted common stock granted pursuant to this subsection (d) shall vest. If either or both of the 2006 or 2007 Performance Goals are not fully and completely achieved, the proportion of the restricted common stock which shall vest pursuant to this subsection 2(d) shall be determined in the Board’s sole discretion taking into account the Performance Goals achieved for such year, in both quantitative and qualitative degree. The Company will also provide to you a Gross-up Payment in connection with the restricted common stock grant (but not on the cash so paid) pursuant to this subsection 2(d).

(e)	You will be eligible, but not entitled, to receive additional grants of stock options and restricted capital stock of the Company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

(f)	You covenant and agree that, as soon as practicable but in no event more than three (3) years from your Date of Hire, you will beneficially own, hold and retain shares of common stock of the Company equal in value to your Base Salary for such given year (the “Minimum Ownership”); provided, however, that this covenant shall not be construed to require you to purchase shares of the Company’s common stock on the open market for the sole purpose of achieving the Minimum Ownership. You also covenant and agree that you will not sell or dispose of, or cause anyone else to sell or dispose of, any common stock of the Company that you have received (i) as a result of this Letter or (ii) pursuant to any other Company compensation, until and unless you have achieved (and will continue to maintain following such sale or disposition) the Minimum Ownership.

(g)	You may participate in any incentive compensation plan, pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, bonus plan and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are eligible to participate. You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan.

(h)	You will be eligible, but not entitled; to receive such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board’s Compensation Committee.

(i)	You will be permitted to take vacations and sick leave, in accordance with the Company’s policies and procedures as in effect for officers of the Company.

3.	Benefits and Employment Matters. You will be eligible for medical, dental and vision care on the first day of the month following your Date of Hire. In addition, you will be eligible for the following Hypercom benefits as of your Date of Hire: eight named holidays, disability insurance, life insurance, travel accident insurance, 401(k) Plan. Further, upon reaching the first quarterly enrollment for which you qualify, you will be eligible for the Hypercom Employee Stock Purchase Plan, and after one year of full time employment you will be eligible for tuition reimbursement.

You will accrue 19 days of Paid Time Off (“PTO”) per year during your first through fifth year of employment. After your fifth year, you will accrue an additional week for a total of 24 PTO days per year. Please see the Hypercom PTO policy for details regarding this benefit.

Hypercom has a drug free work place policy. Consistent with that policy, all new employees must pass a pre-employment drug screen prior to joining Hypercom. In addition to the drug screen all new employees must pass a background check and credit check if necessary. This offer and any employment are contingent on you passing the drug screen and background check. Please contact Stacey Turley in the Human Resources Department at (602) 504-4647 if you have any questions regarding this drug screen or background check.

I am enclosing a copy of our I-9, tax withholding forms and documents that explain our current medical plan. Before you can join Hypercom, you must complete and return these forms to us on or before your Date of Hire. In addition, on or before your Date of Hire you must provide the forms of ID necessary to complete the I-9 form, i.e., your driver license, and/or social security card, birth certificate or passport.

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures.

5.	Moving Expenses. The Company will provide you with a full executive moving package to be determined by the Board, and to be described to you in a separate letter. If you resign for any reason within 18 months of the date of reimbursement for the move, you must reimburse the Company the full amount of the moving package provided pursuant to this paragraph.

6.	Employment at Will. You acknowledge and agree that the Company will employ you as an ‘at will employee’ and that this Letter does not constitute an employment agreement. This means that either you or Hypercom can terminate our employment relationship at any time for any reason or no reason. In the event that your employment is terminated either by you or the Company, you will be entitled to receive only that compensation due you through the date of your resignation, together with any COBRA (at your cost) or other benefits required by law.

7.	Death or Disability. If during the term of your employment with the Company you die, then this Letter will terminate and your estate will be entitled to receive the compensation due you through the date of your death.

8.	Covenant Not to Compete. For a period of one year from any termination of your employment hereunder, you will not, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in direct competition with the Company or any subsidiary, within the United States of America or any other country that the Company conducts business at the time of your termination.

In addition to the foregoing, at all times during the period of your employment and for one year after any termination thereof (or, if later, upon conclusion of your services as a consultant), you will not, directly or indirectly (as described above), for your benefit or for, with or through any business enterprise, hire, employ, solicit, or otherwise encourage or entice any of the Company’s (or subsidiary’s) employees or consultants to leave or terminate their employment with the Company.

You and the Company consider the restrictions contained in this Paragraph 8 to be reasonable for the purpose of preserving the Company’s rights and interests. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against you, you and the Company agree to modify the provisions held to be unenforceable to preserve each party’s anticipated benefits thereunder to the maximum extent legal.

You acknowledge and agree that the Company’s remedies at law for breach or threatened breach of any of the provisions of this Paragraph 8 would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Paragraph 8, the Company will be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. You further agree that you will not oppose the Company’s request for such equitable relief.

9.	Confidential Information and Non-Disclosure. You hereby agree to execute and deliver to the Company on or before your Date of Hire the Hypercom Employee Non-Disclosure Agreement attached hereto as Exhibit A.

10.	Resignation Following Change of Control.

If, after a Change of Control, as defined in the Definitions section, attached hereto, you resign for Good Reason within the 60-day period following the last event that constitutes Good Reason, and the Change of Control occurs within thirty-six (36) months from your Date of Hire, you will receive:

(a)	Payment equal to one year of Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 16 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

In the event that you resign for Good Reason, following a Change of Control, and the Change of Control occurs after thirty six (36) months from your Date of Hire, you will receive:

(a)	Payment equal to six (6) months of Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 16 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

Notwithstanding the above, at all times under the terms of this Paragraph 10, the lump sum portion of your payments must be paid no later than the date that is two and one-half months after the end of the later of (i) the Company’s fiscal year, or (ii) the calendar year, in which the payments are no longer subject to a substantial risk of forfeiture, as determined in accordance with the guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.

11.	Personal Rights and Obligations. This Letter and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 11, and any purported assignment in violation thereof will be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor this Letter with such business substituted for the Company as the employer.

12.	Notices. Any notice, election or communication to be given under this Letter will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attn: General Counsel

If to you:
Thomas Liguori

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

13.	Entirety. Except for any confidentiality agreement, option awards, or restricted stock awards to which you are subject, this Letter constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Letter may be amended only by a writing signed by you and the Company. This Letter may be executed in any number of counterparts, each of which will be considered a duplicate original.

14.	Arbitration. Any controversy relating to this Letter or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Letter. Nothing in this Letter will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

15.	Governing Law. This Letter will be governed by and interpreted in accordance with the laws of the State of Arizona, without regard to conflict of laws principles.

16.	Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Letter following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

17.	Conditional Offer. The offer of employment set forth in this Letter is expressly conditioned upon the completion of a background check satisfactory to the Company.

Very truly yours,

/s/William Keiper
William Keiper
Chief Executive Officer and President

ACCEPTED AND AGREED:

/s/ Thomas Liguori
Thomas Liguori

Date: October 6, 2005

Definitions

“Change of Control” means and includes each of the following:

(1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent:

(1) you suffer a reduction in position or a material change in your functions, duties or responsibilities;

(2) your annual salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers); or

(3) you are required to reside other than in Maricopa County, Arizona.